Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
American Equity Investment Life Holding Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1 per share	Rule 457(c)
	Equity	Preferred Stock
	Equity	Depositary Shares
	Debt	Debt Securities
	Other	Warrants
	Other	Purchase Contracts
	Other	Purchase Units
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offset
Net Fee Due

(1) Omitted pursuant to General Instruction II.E to Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). An unspecified aggregate initial offering price and number or amount of the securities of each identified class of securities is being registered for possible offering from time to time at indeterminate prices. The proposed maximum offering price per security will be determined from time to time by the registrants in connection with, and at the time of, offering by the registrants of the securities registered hereby. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are offered in units. Securities may be denominated in U.S. dollars or the equivalent thereof in foreign currency or currency units.
(2) In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all applicable registration fees.

*To be filed, if necessary, after the effectiveness of this registration statement as an exhibit to a post-effective amendment hereto or to be filed with the SEC under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.